SEC 1745 (02-02)  Potential  persons who are  to respond to  the  collection  of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. __)


                             Home Financial Bancorp
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                   43708T 10 1
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 541209 10 2
--------------------------------------------------------------------------------

               1.   Names of Reporting Persons.

                    I.R.S. Identification Nos. of above persons (entities only).

                    Tad Wilson
                    ------------------------------------------------------------

               2. Check the Appropriate Box if a Member of a Group (See Instructions)

                    (a) N/A
                        --------------------------------------------------------
                    (b)
                        --------------------------------------------------------

               3.   SEC Use Only
                                ------------------------------------------------


               4.   Citizenship or Place of Organization
                    United States of America
                    ------------------------------------------------------------


               5.   Sole Voting Power                  85,044
                                        ----------------------------------------


Number of      6.   Shared Voting Power                34,950
Shares                                   ---------------------------------------
Beneficially
Owned by       7.   Sole Dispositive Power             85,044
Each                                        ------------------------------------
Reporting
Person With
               8.   Shared Dispositive Power           34,950
                                             -----------------------------------

               9. Aggregate Amount Beneficially Owned by Each Reporting Person 119,994 Shares
                    ------------------------------------------------------------

               10.  Check  if  the  Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions)    N/A
                                              ----------------------------------


               11.  Percent of Class Represented by Amount in Row (9)    8.8%
                                                                      ----------

               12.  Type of Reporting Person (See Instructions)
                    IN
                    ------------------------------------------------------------

Item 1.

(a)  Home Financial Bancorp

(b)  279 E. Morgan Street, Spencer, Indiana 47460


Item 2.

(a)  Tad Wilson

(b)  877 Maple Drive, Spencer, Indiana 47460

(c)  United States of America

(d)  Home Financial Bancorp Common Stock, without par value

(e)  43708T 10 1


Item 3.  If this statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
         (c), check whether the person filing is a:

N/A

Item 4. Ownership

(a)  119,994

(b)  8.8%

(c)  (i)   85,044
     (ii)  34,950
     (iii) 85,044
     (iv)  34,950


Item 5.  Ownership of Five Percent or Less of a Class

N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A


Item 8.  Identification and Classification of Member of the Group

N/A


Item 9.  Notice of Dissolution of Group

N/A


Item 10. Certification

N/A

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 10, 2004
                                       -----------------------------------------
                                       Date



                                       By: /s/ Tad Wilson
                                           ------------------------------------
                                           Tad Wilson